Exhibit 99.1


                                  ROBERT JARKOW
                           CERTIFIED PUBLIC ACCOUNTANT

                            3111 North Andrews Avenue
                         Fort Lauderdale, Florida 33309

                                 (954) 630-9070




30 March 2000



The Nationwide Companies, Inc.
4350 Oakes Road, Suite 512
Davie, FL            33314


Gentlemen:

This firm is unable to complete the audit of the financial statements of The Nationwide Companies, Inc. as of December 31, 2000 and for the year ended December 31, 2000, due to additional information needed. We do expect to have it completed within the next week.


Sincerely,


/s/ Robert Jarkow
Robert Jarkow
Certified Public Accountant